EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-120089) on Form S-8 of West Bancorporation, Inc. of our report dated June 22, 2020, relating to our audit of the financial statements and supplemental schedule of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan, which appears in this Annual Report on Form 11-K of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan for the year ended December 31, 2019.

/s/ RSM US LLP

Des Moines, Iowa
June 22, 2020